Exhibit 10.6

CHARTERBANK
SALARY CONTINUATION PLAN

THIS  SALARY CONTINUATION PLAN AGREEMENT (this “Agreement”) is entered into as of this first day January, 2009 by and between Charterbank, a federally chartered thrift, supervised by the Office of Thrift Supervision (the “Employer”), located in West Point, Georgia, and Robert Johnson, an individual resident of Georgia (hereinafter referred to as the “Executive” or “Participant”) .

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, to encourage the Executive to remain an employee of the Employer, the Employer is willing to provide salary continuation benefits to the Executive, payable out of the Employer’s general assets; and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

WHEREAS this Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements of Code Section 409A.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings specified —

1.1           “Accrual Balance” means the liability that should be accrued by the Employer under accounting principles generally accepted in the United States (“GAAP”) for the Employer’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter, but without regard to the reduction in Section 2.6.  The initial Accrual Balance shall be equal to the liability accrued by the Employer as of the Effective Date, but without regard to the reduction in Section 2.6. The projected Accrual Balance is detailed on Schedule A including annual accruals. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period.  The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the gross normal retirement benefits described in Section 2.1.1.  At the end of each Plan Year, the Accrual Balance shall be adjusted to reflect the Employer’s obligation under Sections 2.1.1 in terms of the Executive’s actual base salary for that Plan Year.  The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance.  The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest ¼%, or as otherwise determined by a Regulatory Body applicable to the Employer. The initial discount rate is 6.00%.  In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”

1.2           “Affiliate” means an entity controlling, controlled by or under common control with the Employer, with control meaning direct or indirect ownership of equity securities with the ordinary voting power of more than fifty percent (50%) of the equity securities of an entity.

1.3           “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5           “Board” means the Board of Directors of the Employer.

1.6           “Change in Control” means a change in the ownership or effective control of the relevant corporation, or in the ownership of a substantial portion of the assets of the relevant corporation, as such change is defined in Treasury Regulations Section 1.409A-3(i)(5).  The “relevant corporation” means the Employer or any corporation that is a majority shareholder (i.e., owns more than fifty percent (50%) of the total fair market value and the total voting power of the equities securities) of the Employer or of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Employer; provided, however, that for purposes of determining whether a “change in the effective control of the relevant corporation” has occurred, the sole relevant corporation shall be the corporation for which no other corporation is a majority shareholder.  As of the Effective Date, the relevant corporations are the Employer, Charter Financial Corporation and First Charter, MHC; provided, however, that for purposes of determining whether a “change in the effective control of the relevant corporation” has occurred, the sole relevant corporation is First Charter, MHC.  Notwithstanding anything herein to the contrary, the sale of shares of Charter Financial Corporation or reorganization of First Charter MHC, in either case as part of a conversion or partial conversion of the direct or indirect ownership of the Employer from a mutual holding company structure to a stock holding company structure shall not be deemed to be a Change in Control.

1.7           “Disability” means the Executive suffers from a disability as defined in Treasury Regulations Section 1.409A-3(i)(4).  The determination of Disability will be made by the Social Security Administration, by the insurer under the Employer’s disability plan, or by a physician selected by the Executive and reasonably acceptable to the Employer; provided that in each case the definition of “Disability” employed must be consistent with the foregoing regulations.

1.8           “Early Retirement Date” means the date of the Executive’s Termination of Employment upon or following the completion of ten (10) Years of Service with the Employer and attaining age sixty-two (62), but before Normal Retirement Age, for reasons other than death, Disability, Termination for Cause, termination under Article 6 of this Agreement, or Termination of Employment within two (2) years after a Change in Control.

1.9           “Early Termination Date” means the date of the Executive’s Termination of Employment upon or following completion of ten (10) Years of Service but before reaching his Early Retirement Date or his Normal Retirement Date, for reasons other than death, Disability, Termination for Cause, termination under Article 6 of this Agreement, or Termination of Employment within two (2) years after a Change in Control.

1.10         “Effective Date” means January 1, 2009.

1.11         “Final Base Salary” means the Executive’s average annual base salary for the highest three (3) consecutive calendar year period ending at the earlier of the Executive’s Normal Retirement Age or the date of the Executive’s Termination of Employment within two (2) years after a Change in Control.

1.12         “Normal Retirement Age” means the later of the date the Executive reaches age sixty-five (65) or completes ten (10) Years of Service.

1.13         “Normal Retirement Date” means the date of the Executive’s Termination of Employment on or after the Executive’s Normal Retirement Age, for reasons other than death, Termination for Cause, termination under Article 6 of this Agreement, or Termination of Employment within two (2) years after a Change in Control.

1.14        “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.15         “Plan Administrator” means the plan administrator described in Article 9.

1.16         “Plan Year” means a twelve-month period commencing on January 1, and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31 of the year in which occurs the Effective Date.

1.17         “Regulatory Body” means The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the Office of Thrift Supervision (OTS), also known as “the agencies.”

1.18         “Specified Employee” means an employee who at the time of Termination of Employment is a “specified employee” within the meaning of Treasury Regulations Section 1.409A-1(i) with respect to the Employer or any entity aggregated with the Employer as the “service recipient” within the meaning of Treasury Regulations Section 1.409A-1(g).

1.19         “Termination for Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement existing between the Executive and the Employer or an Affiliate at the date of the Executive’s Termination of Employment. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Employer or an Affiliate terminates the Executive’s employment because of:

(a) fraud;

(b) embezzlement;

(c) commission by the Executive of a felony;

(d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations to the Employer or an Affiliate;

(e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer or an Affiliate, or which has a material adverse impact on the business or reputation of the Employer or an Affiliate (such determination to be made by the Board in its reasonable judgment);

(f) intentional material damage to the property or business of the Employer or an Affiliate;

(g) gross negligence; or

(h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer or an Affiliate;

but in each case only if:

(1) the Executive has been provided with written notice of any assertion that there is a basis for termination for Cause which notice shall specify in reasonable detail specific facts regarding any such assertion,

(2) such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for Cause,

(3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice,

(4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for Cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and

(5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination.

No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer.

1.20         “Termination of Employment” with the Employer means the Executive’s termination of employment from the Employer and all entities aggregated with the Employer as the “service recipient” within the meaning of Treasury Regulations Section 1.409A-1(g) that constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

1.21          “Year of Service” means each year the Participant is employed by the Employer measured on an elapsed time basis from the first day worked through Termination of Employment.

ARTICLE 2
RETIREMENT BENEFITS

2.1           Normal Retirement Benefit.  Upon the Executive’s Normal Retirement Date, the Executive shall receive the benefit described in this Section 2.1 in lieu of any other benefit under Article 2 of this Agreement.

2.1.1.	Amount of Gross Benefit. The gross annual Normal Retirement Benefit under this Section 2.1 is an amount equal to fifty percent (50%) of the Executive’s Final Base Salary.

2.1.2.
Payment of Benefit.  The Employer shall pay an annual benefit to the Executive equal to the gross annual Normal Retirement Benefit in twelve (12) equal monthly installments for fifteen (15) years beginning on the first day of the month after the Executive’s Normal Retirement Date, subject to reduction as provided in Section 2.6.

2.2           Early Retirement Benefit.  Upon the Executive’s Early Retirement Date, the Executive shall receive the benefit described in this Section 2.2 in lieu of any other benefit under Article 2 of this Agreement.

2.2.1.
Amount of Gross Benefit.  The gross benefit under this Section 2.2 is an amount equal to the Accrual Balance earned as of the last day of the month immediately preceding the Executive’s Early Retirement Date.

2.2.2.
Payment of Benefit.  The Employer shall pay a benefit to the Executive equal to the gross benefit in Section 2.2.1 in one hundred eighty (180) equal monthly installments beginning on the first day of the month after the Executive’s Early Retirement Date, subject to reduction as provided in Section 2.6.

2.3           Early Termination Benefit.  Following the Executive’s Early Termination Date, the Executive shall receive the benefit described in this Section 2.3 in lieu of any other benefit under Article 2 of this Agreement.

2.3.1.
Amount of Gross Benefit.  The gross benefit under this Section 2.3 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding or coinciding with the Executive’s Early Termination Date.

2.3.2.
The Employer shall pay a benefit to the Executive equal to the gross benefit in Section 2.3.1 in one hundred eighty (180) equal monthly installments beginning on the first day of the month after the Executive’s Normal Retirement Age, subject to reduction as provided in Section 2.6.

2.4           Disability Benefit.  Upon the Executive’s Disability before reaching Normal Retirement Age, the Executive shall receive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1.
Amount of Gross Benefit.  The gross annual benefit under this Section 2.4 is an amount equal to the Normal Retirement Benefit computed as though the Executive had continued to be employed by the Employer at his rate of annual base salary in effect at the date of his Disability until attaining his Normal Retirement Age.

2.4.2.
Payment of Benefit.  The Employer shall pay an annual benefit to the Executive equal to the gross annual benefit in Section 2.4.1 in twelve (12) equal monthly installments for fifteen (15) years beginning on the first day of the month after the Executive’s Disability, subject to reduction as provided in Section 2.6.

2.5           Change in Control Benefit. Upon a Termination of Employment within two (2) years after a Change of Control, the Executive shall receive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

2.5.1.
Amount of Gross Benefit.  The gross benefit under this Section 2.5 is an amount equal to the gross annual Normal Retirement Benefit set forth in Section 2.1.1, or the Executive’s Accrual Balance as of the last day of the Plan Year preceding the effective date of the Change in Control, whichever is greater.

2.5.2.
Payment of Benefit.  The Employer shall pay a benefit to the Executive equal to the gross benefit in Section 2.5.1 in one hundred eighty (180) equal monthly installments beginning on the first day of the month after the month after the Executive’s Termination of Employment, subject to reduction as provided in Section 2.6.

2.6           Offset.  If the Executive’s benefit under the Benefit Restoration Plan of Charter Financial Corporation (the “Benefit Restoration Plan”) is paid in one hundred twenty (120) monthly installments, then each of the last one hundred twenty (120) monthly installments payable under Article 2 or Article 3 of this Plan shall be reduced by each corresponding monthly installment payment paid under the Benefit Restoration Plan during such one hundred twenty (120) month period.  If the Executive’s benefit under the Benefit Restoration Plan is paid in a lump sum, then each monthly installment under Article 2 or Article 3 of this Plan shall be reduced by the amount of the monthly payment that would have been made under the Benefit Restoration Plan if one hundred eighty (180) equal monthly installments with a present value using the discount rate in Section 1.1 equal to such lump sum had been paid under such Benefit Restoration Plan.

2.7           Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, benefit distributions that are made to a Specified Employee upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment.  Therefore, in the event this Section 2.7 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

ARTICLE 3
DEATH BENEFITS

3.1           Death During Active Service.  If the Executive dies while employed by the Employer, instead of any benefits payable under Article 2 of this Agreement the Executive’s Beneficiary shall receive the benefits described in this Section 3.1 in lieu of any other benefits under this Agreement.

3.1.1
Amount of Gross Benefit.  The gross benefit under this Section 3.1.1 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding or coinciding the date of the Executive’s death.

3.1.2
Payment of Benefit.  The Employer shall pay a death benefit to the Executive’s Beneficiary equal to the gross benefit in Section 3.1.1 in one hundred eighty (180) equal monthly installments beginning on the first day of the month after the Executive’s death, subject to reduction as provided in Section 2.6.

3.2           Death During Benefit Period.  If the Executive dies after benefit payments under Article 2 of this Agreement commence but before receiving all such payments, or if the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the remaining payments shall be payable to the Executive’s Beneficiary in accordance with the applicable payment provisions of Article 2, until fully disbursed.  Payments shall be made in the same amounts they would have been made to the Executive had the Executive survived.

ARTICLE 4
CODE SECTION 409A
AND ADDITIONAL DISTRIBUTION RULES

4.1           Change in Form or Timing of Distributions.   This Agreement may be amended by the Employer and the Executive (or after the Executive’s death, the Beneficiary) to change the form of timing of distributions hereunder; provided, however, that all changes in the form or timing of distributions hereunder must comply with the following requirements.  The changes:

(a)	shall not take effect until at least twelve (12) months after the amendment is made; and

(b)	shall, except for payments described in Section 2.4 or Article 3, delay the payments for a minimum of five (5) years from the date the payments were originally scheduled to be made.

4.2           Separate Payments.  For purposes of Code Section 409A, the right to a series of installment payments shall be treated as the right to a series of separate payments.

4.3           Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

4.4           One Benefit Only. Notwithstanding any provision of this Agreement, the Executive and the Executive’s Beneficiary are entitled to one benefit derived from Article 2 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 2 of this Agreement. Subsequent occurrence of events dealt with by Article 2 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits derived from Article 2.

ARTICLE 5
BENEFICIARIES

5.1           Beneficiary Designations.  The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

5.2           Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

5.3           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

5.4           No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate; provided, however, that the personal representative of the Executive’s estate may assign the right to receive payment to the heirs under the Executive’s estate, or in the absence of a will, the Executive’s heirs in accordance with the applicable intestacy statute.

5.5           Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 6
GENERAL LIMITATIONS

6.1           Termination for Cause.  If the Executive experiences a Termination of Employment which is a Termination for Cause, notwithstanding any provision of this Agreement to the contrary, this Agreement and the Employer’s obligations under this Agreement shall terminate as of the effective date of the Termination for Cause.

6.2           Suicide or Misstatement No benefits shall be paid under this Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement or if the Executive makes any material misstatement of fact on any application for life insurance purchased by the Employer.

6.3           Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Employer’s affairs by an order issued under section 8(e) or 8(g) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) or 1818(g), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order.

6.4           Default Despite any contrary provision of this Agreement, if the Employer is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

6.5           FDIC Open-Employer Assistance. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c).

6.6           No Golden Parachutes.  Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made hereunder in contravention of the golden parachute payment and indemnification payment restrictions contained in regulations adopted pursuant to Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k).

ARTICLE 7
CLAIMS AND REVIEW PROCEDURES

7.1           Claims Procedure.  A person or beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

7.1.1
Initiation - Written Claim.  The claimant initiates a claim by submitting to the Employer a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

7.1.2
Timing of Employer Response.  The Employer shall respond to such claimant within ninety (90) days after receiving the claim.  If the Employer determines that special circumstances require additional time for processing the claim, the Employer can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Employer expects to render its decision.

7.1.3
Notice of Decision.  If the Employer denies part or all of the claim, the Employer shall notify the claimant in writing of such denial.  The Employer shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

7.1.4	The specific reasons for the denial,

7.1.5	A reference to the specific provisions of the Agreement on which the denial is based,

7.1.6	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

7.1.7	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

7.1.8	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

7.2           Review Procedure.  If the Employer denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Employer of the denial, as follows

7.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Employer’s notice of denial, must file with the Employer a written request for review.

7.2.2
Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Employer shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3
Considerations on Review.  In considering the review, the Employer shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Employer Response.  The Employer shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Employer determines that special circumstances require additional time for processing the claim, the Employer can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Employer expects to render its decision.

7.2.5
Notice of Decision.  The Employer shall notify the claimant in writing of its decision on review.  The Employer shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth –

7.2.5.1	The specific reasons for the denial,

7.2.5.2	A reference to the specific provisions of the Agreement on which the denial is based,

7.2.5.3
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

7.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8
MISCELLANEOUS

8.1           Amendments and Termination.  Subject to Section 7.13 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Employer and by the Executive.

8.2           Binding Effect.  This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3           No Guarantee of Employment. This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.4            Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

8.5            Tax Withholding.  The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6            Applicable Law.  Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the principles of conflict of laws of such state.

8.7            Unfunded Arrangement.  The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Employer to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

8.8            Severability.  If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.9            Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.10          Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at CharterBank, 1233 O.G. Skinner Drive, West Point, Georgia 31833.

8.11          Entire Agreement.  This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof.  No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

8.12          Payment of Legal Fees.  In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall promptly pay (but not later than two (2) months after such expenses are incurred) all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation.  If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

8.13          Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations.  The Employer is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form.  If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Employer reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld.  This Section 8.13 shall become null and void effective immediately if a Change in Control occurs.

ARTICLE 9
ADMINISTRATION OF AGREEMENT

9.1            Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint.  The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Participant under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement.

9.2            Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

9.3            Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

9.4            Indemnity of Plan Administrator.  The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members.  The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5            Employer Information.  To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Employer have signed this Agreement as of the date first written above.

THE EXECUTIVE:	CHARTERBANK

/s/ Robert Johnson	By:	/s/ Thomas M. Lane
Robert Johnson
	Its:	Chairman, Personnel and Compensation Committee